INVESTMENT SUBADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of the 1st day of January, 2013 between OFI Global Asset Management, Inc., a Delaware corporation (the “Adviser”), and OppenheimerFunds, Inc., a Colorado corporation (the “SubAdviser”)

W I T N E S S E T H:

WHEREAS, Oppenheimer Global Allocation Fund, a series of Oppenheimer Quest for Value Funds (the “Fund”) is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is engaged in the business of rendering investment advice;

WHEREAS, the Adviser has, pursuant to a restated Advisory Agreement with the Fund dated as of January 1, 2013 (the “Advisory Agreement”) been retained to act as investment adviser for the Fund;

WHEREAS, pursuant to the Advisory Agreement and subject to the supervision of the Board of Trustees, the Adviser shall administer the Fund's business affairs and, in connection therewith, shall furnish the Fund with office facilities and with clerical, bookkeeping and recordkeeping services at such office facilities, as needed. The Adviser shall supervise continuously the investment program of the Fund;

WHEREAS, the Adviser (or a SubAdviser under the Adviser’s supervision) shall manage the investment operations of the Fund and the composition of the Fund's portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Fund's registration statement;

WHEREAS, the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement subject to the requirements of the 1940 Act;

WHEREAS, the SubAdviser is registered with the SEC as an investment adviser under the Advisers Act, is engaged in the business of rendering investment advice, and served as the Fund’s investment adviser prior to January 1, 2013; and

WHEREAS, the Adviser desires to retain SubAdviser to assist it in the provision of a continuous investment program for the Fund's assets, and SubAdviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties do mutually agree and promise as follows:

1. Appointment as SubAdviser. The Adviser hereby retains the SubAdviser to act as SubAdviser of the Fund to provide investment advice to the Fund as hereinafter set forth, subject to the supervision of the Adviser and the Board of Trustees of the Fund and subject to the terms of this Agreement; and the SubAdviser hereby accepts such employment.

2. Duties of SubAdviser.

(a) Investments. The SubAdviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of the Fund as set forth in the Fund's prospectus, summary prospectus and/or statement of additional information, in each case as currently in effect and as supplemented or amended from time to time (collectively referred to hereinafter as the “Prospectus”) and subject to the directions and continuous oversight of the Adviser and the Fund’s Board of Trustees, to (i) regularly provide investment advice and recommendations to the Fund with respect to the Fund’s investments, investment policies and the purchase and sale of securities and other investments; (ii) supervise continuously the investment program of the Fund and the composition of its portfolio and determine what securities and other investments shall be purchased or sold by the Fund; and (iii) arrange, subject to the provisions of paragraphs (c) and (d) below, for the purchase of securities, and other investments for the Fund and the sale of securities and other investments held in the portfolio of the Fund. The Adviser agrees to provide the SubAdviser with such assistance as may be reasonably requested by the SubAdviser in connection with its activities under this Agreement, including, without limitation, information concerning the Fund, its assets available, or to become available, for investment and generally as to the conditions of the Fund or the Fund’s affairs.

(b) Compliance with Applicable Laws and Governing Documents. In the performance of its duties and obligations under this Agreement or otherwise, the SubAdviser shall act in conformity with the Fund's Declaration of Trust, By-Laws, procedures and policies adopted by the Board of the Fund and/or by the Adviser and the Prospectus and with the instructions and directions received in writing from the Adviser or the Board of Trustees of the Fund and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations necessary to allow the Fund to qualify as a “regulated investment company” as defined in Subchapter M of the Code. Notwithstanding the foregoing, the Adviser shall, subject to the SubAdviser’s compliance with its obligations, remain responsible for the Fund’s overall compliance with the 1940 Act, the Code and all other applicable federal and state laws and regulations.

(c) Brokerage.

(i) OFI is authorized, in arranging the Fund's portfolio transactions, to employ or deal with such members of securities or commodities exchanges, brokers or dealers, including "affiliated" broker dealers (as that term is defined in the Investment Company Act) (hereinafter "broker-dealers"), as may, in its best judgment, implement the policy of the Fund to obtain, at reasonable expense, the "best execution" (prompt and reliable execution at the most favorable security price obtainable) of the Fund's portfolio transactions as well as to obtain, consistent with the provisions of part (c) (iii) of section 2 of this Agreement, the benefit of such investment information or research as may be of significant assistance to the performance by the SubAdviser of its investment management functions.

(ii) the SubAdviser shall select broker-dealers to effect the Fund's portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the SubAdviser on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund's portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency or confidentiality; the broker-dealer's apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund.

(iii) the SubAdviser shall have discretion, in the interests of the Fund, to allocate brokerage on the Fund's portfolio transactions to broker-dealers other than affiliated broker-dealers, qualified to obtain best execution of such transactions who provide brokerage and/or research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934) for the Fund and/or other accounts for which the SubAdviser and its affiliates exercise "investment discretion" (as that term is defined in the Securities Exchange Act of 1934) and to cause the Fund to pay such broker-dealers a commission for effecting a portfolio transaction for the Fund that is in excess of the amount of commission another broker-dealer adequately qualified to effect such transaction would have charged for effecting that transaction, if the SubAdviser determines, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the SubAdviser and its investment advisory affiliates with respect to the accounts as to which they exercise investment discretion. In reaching such determination, the SubAdviser will not be required to place or attempt to place a specific dollar value on the brokerage and/or research services provided or being provided by such broker-dealer. In demonstrating that such determinations were made in good faith, the SubAdviser shall be prepared to show that all commissions were allocated for the purposes contemplated by this Agreement and that the total commissions paid by the Fund over a representative period selected by the Fund's Board of Trustees were reasonable in relation to the benefits to the Fund.

(iv) The SubAdviser shall have no duty or obligation to seek advance competitive bidding for the most favorable commission rate applicable to any particular portfolio transactions or to select any broker-dealer on the basis of its purported or "posted" commission rate but will, to the best of its ability, endeavor to be aware of the current level of the charges of eligible broker-dealers and to minimize the expense incurred by the Fund for effecting its portfolio transactions to the extent consistent with the interests and policies of the Fund as established by the determinations of its Board of Trustees and the provisions of section 2 (c) of this Agreement."

(d) Books and Records. The SubAdviser shall maintain separate detailed records of all matters pertaining to the Fund (the “Fund’s Records”), including, without limitation, brokerage and other records of all securities transactions. The SubAdviser acknowledges that the Fund’s Records are property of the Fund. The Fund's Records shall be available to the Fund, the Adviser, the SubAdviser and their respective agents at any time upon reasonable request during normal business hours and shall be available for telecopying without delay to the Adviser during any day that the Fund is open for business.

(e) Information Concerning the Fund and SubAdviser. From time to time as the Adviser or the Fund may request, the SubAdviser will furnish the requesting party information and reports on portfolio transactions and reports on Fund assets held in the portfolio, all in such detail, form and frequency as the Adviser or the Fund may reasonably request.

The SubAdviser will also provide the Adviser with notice and analysis of events that may affect or relate to the valuation of the Fund’s portfolio.

(f) Custody Arrangements. The SubAdviser shall on each business day provide the Adviser, the Fund and the Fund’s custodian(s) with such information as the Adviser, the Fund and the Fund’s custodian(s) may reasonably request relating to all transactions and portfolio holdings of the Fund.

4. Expenses. During the term of this Agreement, SubAdviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Fund. Provided that the Fund shall not be required to pay any compensation other than as provided by the terms of the Advisory Agreement, the SubAdviser may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services. Except as otherwise provided in this Agreement or by law, the SubAdviser shall not be responsible for the Fund's or Adviser’s expenses, which shall include, but not be limited to, organizational and offering expenses (which include out-of-pocket expenses, but not overhead or employee costs of the SubAdviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, Prospectuses, stock certificates and distribution of dividends; charges of the Fund’s custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund’s portfolio securities; fees and expenses of non-interested Trustees; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses.

5. Compensation. For the services provided and the expenses assumed with respect to the Fund pursuant to this Agreement, the SubAdviser will be entitled to the fee set forth for the Fund on Exhibit A (“Sub Advisory Fee”). The Sub Advisory Fee will be calculated as described in Exhibit A.

6. Representations and Warranties of SubAdviser. The SubAdviser represents and warrants to the Adviser and the Fund as follows:

(a) The SubAdviser is registered with the SEC as an investment adviser under the Advisers Act;

(b) The SubAdviser is or will be registered as a Commodity Trading Advisor (“CTA”) and a Commodity Pool Operator (“CPO”) under the Commodity Exchange Act (the “CEA”) with the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association (“NFA”), or is not required to register pursuant to an applicable exemption;

(c) The SubAdviser is a corporation duly organized and properly registered and operating under the laws of the State of Colorado with the power to own and possess its assets, perform its obligations under this Agreement, and to carry on its business as it is now being, and to be, conducted;

(d) The execution, delivery and performance by the SubAdviser of this Agreement are within the SubAdviser's powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the SubAdviser for the execution, delivery and performance by the SubAdviser of this Agreement, and the execution, delivery and performance by the SubAdviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the SubAdviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the SubAdviser;

(e) The Form ADV of the SubAdviser previously provided to the Adviser and all amendments to the SubAdviser’s Form ADV to be provided to Adviser is or will be a true and complete copy of the form as currently filed or as then filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

7. Representations and Warranties of Adviser. The Adviser represents and warrants to the SubAdviser as follows:

(a) The Adviser is registered with the SEC as an investment adviser under the Advisers Act;

(b) The Adviser is or will be registered as a CTA and a CPO under the CEA with the CFTC and the NFA or is not required to register pursuant to an applicable exemption;

(c) The Adviser is a corporation duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets, perform its obligations under this Agreement, and to carry on its business as it is now being, and to be, conducted;

(d) The execution, delivery and performance by the Adviser of this Agreement are within the Adviser's powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(e) The Adviser acknowledges that it received a copy of the SubAdviser's Form ADV prior to the execution of this Agreement;

(f) The Adviser and the Fund have duly entered into the Advisory Agreement pursuant to which the Fund authorized the Adviser to enter into this Agreement; and

(g) The Adviser will take such steps as are necessary to ensure that the Fund’s shares are duly authorized and registered for sale to the extent that such shares are offered for sale.

8. Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the SubAdviser and the Adviser pursuant to Sections 6 and 7, respectively, shall survive the termination of this Agreement. The parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true and the SubAdviser shall promptly update all information and documents which the SubAdviser is required to provide to the Adviser hereunder.

9. Liability. The SubAdviser shall exercise its best judgment in rendering the services in accordance with the terms of this Agreement. Provided that nothing herein shall be deemed to protect the SubAdviser from willful misfeasance, bad faith or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties under this Agreement, the SubAdviser shall not be liable for any loss sustained by reason of good faith errors or omissions in connection with any matters to which this Agreement relates.

10. Duration and Termination.

(a) Duration. This Agreement will take effect on the date first set forth above. Unless sooner terminated, this Agreement shall remain in effect until one year from the date first set forth above, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Fund's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act); provided that in either event its continuance also is approved by a majority of the Fund's Board of Trustees who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b) Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty:

(i) By vote of a majority of the Fund's Board of Trustees, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, in each case, upon at least 60 days' written notice to the SubAdviser;

(ii) By the non-defaulting party immediately upon receipt of written notice from the non-defaulting party to the defaulting party in the event of a breach of any provision of this Agreement by the defaulting party; or

(iii) By the SubAdviser upon at least 60 days’ written notice to the Adviser and the Fund.

The notice provided for in (i) and (iii) above may be waived by the party required to be notified.

This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement.

(c) Transactions in Progress Upon Termination. The Adviser and SubAdviser will cooperate with each other to ensure that portfolio securities or other transactions in progress at the date of termination of this Agreement shall be completed by the SubAdviser in accordance with the terms of such transactions, and to this end the SubAdviser shall provide the Adviser with all necessary information and documentation to secure the implementation thereof.

11. Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the SubAdviser’s performance of its duties under this Agreement.

12. Amendment. This Agreement may be amended only by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: a) the Fund’s Board of Trustees or by a vote of a majority of the outstanding voting securities of the Fund (as required by the 1940 Act), and b) the vote of a majority of the Fund’s Board of Trustees who are not “interested persons” of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

13. Confidentiality. Subject to the duties of the SubAdviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the SubAdviser shall treat as confidential all information pertaining to the Fund and the actions of the SubAdviser, the Adviser and the Fund in respect thereof.

14. Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a)	If to the SubAdviser:

OppenheimerFunds, Inc.

2 World Financial Center

225 Liberty Street

New York, NY 10281-1008

Attn: General Counsel

Facsimile: (212) 323-4070

(b) If to the Adviser:

OFI Global Asset Management, Inc.

2 World Financial Center

225 Liberty Street

New York, NY 10281-1008

Attn: General Counsel

Facsimile: (212) 323-4070

Such notice shall be deemed effective when provided in accordance with this section 14.

15. Jurisdiction. This Agreement shall be governed by and construed consistent with the Advisory Agreement and in accordance with substantive laws of the State of New York without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

17. Certain Definitions. The terms and provisions of this Agreement shall be interpreted and defined in a manner consistent with the provisions and definitions of the 1940 Act.

18. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

19. Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

20. Survival. The provisions of Sections 2(e), 8, 9, 10(c), 13, and 14 will survive termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISER:

OFI GLOBAL ASSET MANAGEMENT, INC.

By: /s/ Brian W. Wixted

Name: Brian W. Wixted

Title: Senior Vice President

SUBADVISER:

OPPENHEIMERFUNDS, INC.

By: /s/ Krishna K. Memani

Name: Krishna K. Memani

Title: President